As filed with the Securities and Exchange Commission on August 15, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

OVERSTOCK.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	6350 South 3000 East Salt Lake City, Utah 84121 (801) 947-3100	87-0634302
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Overstock.com, Inc. Performance Share Plan

(Full title of the plan)

Jonathan E. Johnson III
President
6350 South 3000 East
Salt Lake City, Utah 84121
(801) 947-3100
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Thomas W. Adkins
Bracewell & Giuliani LLP
111 Congress, Suite 2300
Austin, TX 78701

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value to be issued pursuant to the Overstock.com, Inc. Performance Share Plan	392,000 shares	$20.66	$8,098,720	$318

(1)          This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Overstock.com, Inc.  Performance Share Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)          The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The computation is based upon the closing price of the Common Stock as reported on the Nasdaq Global Market on August 13, 2008.

PART I:  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Information.*

*              The documents containing the information specified in Part I will be sent or given to participants in the Overstock.com, Inc. Performance Share Plan (the “Plan”) as specified by Rule 428(b).  In accordance with the instructions to Part I of Form S-8, these documents are not being filed and will not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

1.             The following documents, or portions of documents, previously filed by Overstock.com, Inc. (the “Company”) with the Commission are hereby incorporated herein by reference:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 17, 2008;

•                  Reports on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 9, 2008 and for the quarter ended June 30, 2008 filed with the SEC on August 4, 2008;

•                  Definitive Proxy Statement for our 2008 annual meeting of stockholders, filed with the SEC on March 28, 2008;

•                  Our Reports on Form 8-K filed with the SEC on January 2, 2008, January 3, 2008, January 15, 2008, April 11, 2008, and July 29, 2008 (other than, in each case, information that is furnished rather than filed in accordance with SEC rules); and

(b)           The description of the Company’s Common Stock, $.0001 par value, contained in the Registration Statement on Form 8-A filed May 6, 2002, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

2.             All reports subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

                Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

                Not Applicable.

Item 6.  Indemnification of Directors and Officers.

We are organized under the laws of the State of Delaware. Our Certificate of Incorporation, as amended, and bylaws, as amended, eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Certificate of Incorporation, as amended, and bylaws, as amended, provide indemnity for our current or former officers and directors against all liabilities and costs of defending an action or suit in which they were involved by reason of their positions with us. However, we cannot indemnify any person if a court finds that the person did not act in good faith. Our bylaws, as amended, also provide that we may purchase insurance to protect any director, officer, employee or agent against any liability. We have entered into separate indemnification agreements with each of our directors and executive officers, whereby we have agreed, among other things, to indemnify them to the fullest extent permitted by the Delaware General Corporation Law, subject to specified limitations, against certain liabilities actually incurred by them in any proceeding in which they are a party that may arise by reason of their status as directors, officers, employees or agents or may arise by reason of their serving as such at our request for another entity and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into similar separate indemnification agreements with any directors or officers who may join us in the future. Except for the counterclaims brought by the defendants in the litigation the Company originally commenced in 2005 against Gradient Analytics, Inc.; Rocker Partners, LP; Rocker Management, LLC; Rocker Offshore Management Company, Inc. and their respective principals in the Superior Court of California, County of Marin., there is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7.  Exemption from Registration Claimed.

                Not Applicable.

Item 8.  Exhibits.

                4.1           Overstock.com, Inc. Performance Share Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement filed on April 2, 2007).

                5.1           Opinion of Bracewell & Giuliani LLP

                23.1         Consent of PricewaterhouseCoopers LLP

                23.2         Consent of Bracewell & Giuliani LLP (contained in Exhibit 5.1)

                24.1         Powers of Attorney (included on signature page).

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(a)       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 15th day of August, 2008.

OVERSTOCK.COM, INC.

By:	/s/ David K. Chidester
David K. Chidester
Senior Vice President, Finance

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick M. Byrne, David K. Chidester and Jonathan E. Johnson III, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his/her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PATRICK M. BYRNE	Chief Executive Officer (Principal Executive Officer),	August 15, 2008
Patrick M. Byrne	Chairman of the Board

/s/ DAVID K. CHIDESTER	Senior Vice President, Finance (Principal Financial Officer	August 15, 2008
David K. Chidester	and Principal Accounting Officer)

/s/ ALLISON H. ABRAHAM	Director	August 15, 2008
Allison H. Abraham

/s/ BARCLAY F. CORBUS	Director	August 15, 2008
Barclay F. Corbus

/s/ JOSEPH J. TABACCO, JR.	Director	August 15, 2008
Joseph J. Tabacco, Jr.

/s/ JAMES V. JOYCE	Director	August 15, 2008
James V. Joyce

OVERSTOCK.COM, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit Number	Documents
4.1	Overstock.com Performance Share Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement filed on April 2, 2007)
5.1	Opinion of Bracewell & Giuliani LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Bracewell & Giuliani LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (see signature page)